Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-200995 and 333-217743) of James River Group Holdings, Ltd. and

(2)	Registration Statement (Form S-3 No. 333-208903) of James River Group Holdings, Ltd.;

of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd. included in this Annual Report (Form 10-K) of James River Group Holdings, Ltd. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 1, 2018